EXHIBIT 20


                                                          NEWS RELEASE
                                                          NEWS RELEASE
Fortune Brands, Inc.,  1700 East Putnam Avenue,  Old Greenwich, CT  06870
                                                          NEWS RELEASE

Media Relations:                    Investor Relations:
Roger W. W. Baker                   Daniel A. Conforti
(203)698-5148                       (203)698-5132



              FORTUNE BRANDS REAFFIRMS STRONG 1998 GROWTH OUTLOOK;
                             NOTES LEADING POSITION
                   IN FORTUNE MAGAZINE'S "MOST ADMIRED" SURVEY


Naples, FL, February 17, 1998 -- Fortune Brands, Inc. (NYSE-FO), the consumer products company, reaffirmed this morning its strong growth outlook for 1998.

         Speaking at the 1998 Consumer Analyst Group of New York (CAGNY) Conference in Naples, Florida, Fortune Brands Chairman and Chief Executive Officer Thomas C. Hays stated that the Company expects to achieve 13-15% E.P.S. growth in 1998, assuming a satisfactory economic and pricing environment and no further erosion in the key foreign currency exchange rates. This 1998 target is also the Company's long-term E.P.S. growth goal.

         Hays noted that Fortune Brands closed 1997 on a high note, with a 17% fourth quarter E.P.S. gain and with strong momentum across all brand groups.

         "Our optimism is based on great resources," Hays stated, "including great brands, a powerful balance sheet and tremendous cash flow, and it's based on a strategy that's working. We're very pleased that the success of our strategy is becoming recognized in a strong and growing reputation for excellence." In Fortune Magazine's just-released ranking of America's Most Admired companies, the Company ranked as the most admired company in its category by a wide margin. Overall, among the 476 companies listed, only 11 companies ranked higher.

         "Fortune Magazine says that the Most Admired companies have passion, commitment and ferocity," Hays noted. "Let me assure you that these are the traits that are driving Fortune Brands. We are determined to delight our shareholders."

         Hays stated that the Company's strategy is sharply focused on revenue growth, cost initiatives and asset management. "We're driving revenue growth that's faster than our categories'," Hays said. "We're aggressively managing the supply chain on a worldwide basis to ensure low costs and high quality. And we're driving higher return on investment by aggressively managing working capital and by tightly controlling capital expenditures."

         Fortune Brands, Inc. is a consumer products company with headquarters in Old Greenwich, Connecticut. Its operating companies have powerhouse brands and leading market positions. Home and office products consist of hardware and home improvement brands -- including Moen faucets, Master locks and Aristokraft cabinets sold by units of MasterBrand Industries -- and office products brands -- including ACCO World Corporation's Day-Timer and Swingline. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Major distilled spirits brands sold by units of JBB Worldwide, Inc. include Jim Beam and Knob Creek Bourbon, DeKuyper cordials and Whyte & Mackay Scotch.

                                      * * *

         This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.
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